Exhibit 99.1

FOR IMMEDIATE RELEASE	Contact: Matt Funke, CFO
July 22, 2019	(573) 778-1800

SOUTHERN MISSOURI BANCORP REPORTS PRELIMINARY RESULTS FOR FOURTH QUARTER OF FISCAL 2019;
INCREASES QUARTERLY DIVIDEND BY 15.4%, TO $0.15 PER COMMON SHARE;
CONFERENCE CALL TO DISCUSS RESULTS SCHEDULED FOR TUESDAY, JULY 23, AT 3:30PM CENTRAL TIME

Poplar Bluff, Missouri - Southern Missouri Bancorp, Inc. (“Company”) (NASDAQ: SMBC), the parent corporation of Southern Bank (“Bank”), today announced preliminary net income available to common stockholders for the fourth quarter of fiscal 2019 of $7.6 million, an increase of $1.9 million, or 34.1%, as compared to the same period of the prior fiscal year. The increase was attributable to increased net interest income and noninterest income, combined with a reduction in provision for loan losses, and partially offset by increases in noninterest expense and provision for income taxes. Preliminary net income available to common stockholders was $.81 per fully diluted common share for the fourth quarter of fiscal 2019, an increase of $.18 as compared to the $.63 per fully diluted common share reported for the same period of the prior fiscal year. For fiscal year 2019, preliminary net income available to common stockholders was $28.9 million, an increase of $8.0 million, or 38.1%, as compared to the prior fiscal year. Per fully diluted common share, preliminary net income available to common stockholders was $3.14 for fiscal 2019, an increase of $.75 as compared to the $2.39 per fully diluted common share reported for fiscal 2018.

Highlights for the fourth quarter of fiscal 2019:

Annualized return on average assets was 1.37%, while annualized return on average common equity was 12.9%, as compared to 1.21% and 11.4%, respectively, in the same quarter a year ago, and 1.30% and 12.5%, respectively, in the third quarter of fiscal 2019, the linked quarter.

Earnings per common share (diluted) were $.81, up $.18, or 28.6%, as compared to the same quarter a year ago, and up $.05, or 6.6%, from the third quarter of fiscal 2019, the linked quarter.

Net loan growth for the fourth quarter of fiscal 2019 was $23.0 million. The Company’s loan growth typically improves in the June quarter following a seasonally slow March quarter, but those impacts in both directions were somewhat less pronounced this year. Net loans are up $283.0 million, or 18.1%, for fiscal 2019, which included $144.3 million in loans acquired in the Company’s November 2018 acquisition of Gideon Bancshares, the parent of First Commercial Bank (the “Gideon Acquisition”).

Deposit growth was $19.6 million for the fourth quarter, as the Company continued to prioritize organic deposit growth. For fiscal 2019, deposits are up $313.8 million, or 19.9%, which includes $170.7 million in deposit assumed in the Gideon Acquisition.

Net interest margin for the fourth quarter of fiscal 2019 was 3.77%, up from the 3.72% reported for the year ago period, and up from the 3.73% figure reported for the third quarter of fiscal 2019, the linked quarter. Discount accretion on acquired loan portfolios was relatively unchanged in the current quarter as compared the linked quarter, and increased as compared to year ago period, as discussed in detail below.

Noninterest income, excluding securities gains, was up 6.6% for the fourth quarter of fiscal 2019, as compared to the year ago period, and up 1.1% as compared to the third quarter of fiscal 2019, the linked quarter.

Noninterest expense was up 13.3% for the fourth quarter of fiscal 2019, compared to the year ago period, and down 3.1% from the third quarter of fiscal 2019, the linked quarter. After reporting acquisition-related costs in both the linked quarter and the year ago period, there were no comparable charges in the current period.

Nonperforming assets were $24.8 million, or 1.12% of total assets, at June 30, 2019, as compared to $13.1 million, or 0.69% of total assets, at June 30, 2018. The increase was primarily attributable to assets acquired in the Gideon Acquisition.

Dividend Declared:

The Board of Directors, on July 17, 2019, declared a quarterly cash dividend on common stock of $0.15, payable August 30, 2019, to stockholders of record at the close of business on August 15, 2019, marking the 101st consecutive quarterly dividend since the inception of the Company, and representing an increase of 15.4% over the quarterly dividend paid previously. The Board of Directors and management believe the payment of a quarterly cash dividend enhances stockholder value and demonstrates our commitment to and confidence in our future prospects.

Conference Call:

The Company will host a conference call to review the information provided in this press release on Tuesday, July 23, 2019, at 3:30 p.m. central time. The call will be available live to interested parties by calling 1-888-339-0709 in the United States (Canada: 1-855-669-9657, international: 1-412-902-4189). Participants should ask to be joined into the Southern Missouri Bancorp (SMBC) call. Telephone playback will be available beginning one hour following the conclusion of the call through August 5, 2019. The playback may be accessed by dialing 1-877-344-7529 (Canada: 1-855-669-9658, international: 1-412-317-0088), and using the conference passcode 10133821.

Balance Sheet Summary:

The Company experienced balance sheet growth in fiscal 2019, with total assets of $2.2 billion at June 30, 2019, reflecting an increase of $328.3 million, or 17.4%, as compared to June 30, 2018. Asset growth was comprised mainly of increases in loans, available-for-sale (“AFS”) securities, cash equivalents and time deposits, and premises and equipment, and was attributable in large part to the Gideon Acquisition.

AFS securities were $165.5 million at June 30, 2019, an increase of $19.2 million, or 13.1%, as compared to June 30, 2018. AFS securities are lower than the balances reported at December 31, 2018, the first quarter end following the Gideon Acquisition, as the Company sold some securities acquired, primarily utilizing proceeds to reduce Federal Home Loan Bank (“FHLB”) borrowings. Cash equivalents and time deposits were a combined $36.4 million, an increase of $8.1 million, or 28.6%, as compared to June 30, 2018.

Loans, net of the allowance for loan losses, were $1.8 billion at June 30, 2019, an increase of $283.0 million, or 18.1%, as compared to June 30, 2018. The increase was attributable in large part to the Gideon Acquisition, which included loans recorded at a fair value of $144.3 million at the acquisition date. Inclusive of the Gideon Acquisition, the portfolio primarily saw growth in loans secured by commercial real estate, commercial loans, and residential real estate loans. Commercial real estate loans increased due mostly to growth in loans secured by nonresidential properties, accompanied by smaller increases in loans secured by agricultural real estate and unimproved land. The increase in commercial loan balances was attributable primarily to growth in commercial & industrial loan balances, accompanied by smaller increases in agricultural operating and equipment loans. Growth in residential real estate loans was attributable primarily to loans secured by multifamily real estate, accompanied by a smaller increase in loans secured by one- to four-family real estate. Loans anticipated to fund in the next 90 days stood at $83.3 million at June 30, 2019, as compared to $80.8 million at June 30, 2018, and $77.7 million at March 31, 2019.

Nonperforming loans were $21.0 million, or 1.13% of gross loans, at June 30, 2019, as compared to $22.7 million, or 1.23% of gross loans at March 31, 2019, and $9.2 million, or 0.58% of gross loans, at June 30, 2018. Nonperforming assets were $24.8 million, or 1.12% of total assets, at June 30, 2019, as compared to $13.1 million, or 0.69% of total assets, at June 30, 2018. The increase in nonperforming loans was attributed primarily to the Gideon Acquisition, which included nonperforming loans of $12.9 million as of the acquisition date. The increase in nonperforming loans was also the principal reason for the increase in nonperforming assets. Our allowance for loan losses at June 30, 2019, totaled $19.9 million, representing 1.07% of gross loans and 94.7% of nonperforming loans, as compared to $18.2 million, or 1.15% of gross loans and 198.6% of nonperforming loans, at June 30, 2018. For all impaired loans, the Company has measured impairment under ASC 310-10-35. Management believes the allowance for loan losses at June 30, 2019, is adequate, based on that measurement.

Total liabilities were $2.0 billion at June 30, 2019, an increase of $290.6 million, or 17.2%, as compared to June 30, 2018.

Deposits were $1.9 billion at June 30, 2019, an increase of $313.8 million, or 19.9%, as compared to June 30, 2018. The increase was attributable in large part to the Gideon Acquisition, which included deposits assumed at a fair value of $170.7 million. Inclusive of the Gideon Acquisition, deposit balances saw growth primarily in certificates of deposit, money market deposit accounts, and interest-bearing transaction accounts. Since June 30, 2018, the Company’s public unit deposits increased by $19.2 million, primarily reflecting approximately $18.6 million in public unit deposits assumed in the Gideon Acquisition, and totaled $266.8 million at June 30, 2019. Also since June 30, 2018, brokered certificates of deposit increased by $31.3 million, to total $44.9 million at June 30, 2019, while brokered nonmaturity deposits increased by $8.3 million, to total $8.3 million at June 30, 2019. No brokered funding was assumed in the Gideon Acquisition. The Company utilized brokered funding during the fiscal year in order to provide funding for loan growth, reduce overnight borrowings, and to maintain pricing discipline for retail deposits. Our discussion of brokered deposits excludes those deposits originated through reciprocal arrangements, as our reciprocal deposits are primarily originated by our public unit depositors and utilized as an alternative to pledging securities against those deposits. Recently updated regulatory guidance, adopted following the May 2018 enactment of the Economic Growth, Regulatory Relief, and Consumer Protection Act (Senate Bill 2155), has generally exempted deposits originated through such reciprocal arrangements from classification as brokered deposits for regulatory purposes, subject to some limitations. The average loan-to-deposit ratio for the third quarter of fiscal 2019 was 97.6%, as compared to 98.5% for the same period of the prior fiscal year.

FHLB advances were $44.9 million at June 30, 2019, a decrease of $31.7 million, or 41.4%, as compared to June 30, 2018, with the decrease attributable primarily to the Company’s use of brokered funding and sales of AFS securities (primarily those acquired in the Gideon Acquisition), as discussed above. The Company held no overnight advances at June 30, 2019, declining from a balance of $66.6 million at June 30, 2018, while term advances increased to $44.9 million at June 30, 2019, from $10.1 million a year earlier, partially as a result of term advances assumed in the Gideon Acquisition.

The Company’s stockholders’ equity was $238.4 million at June 30, 2019, an increase of $37.7 million, or 18.8%, as compared to June 30, 2018. The increase was attributable to retained earnings, equity issued in the Gideon Acquisition, and a decrease in accumulated other comprehensive loss, which was due to a decrease in market interest rates, partially offset by modest repurchase activity in the fourth fiscal quarter, which totaled 35,351 shares acquired at an average price of $31.58 per share.

Quarterly Income Statement Summary:

The Company’s net interest income for the three-month period ended June 30, 2019, was $19.0 million, an increase of $3.1 million, or 19.4%, as compared to the same period of the prior fiscal year. The increase was attributable primarily to a 17.7% increase in the average balance of interest-earning assets, combined with an increase in net interest margin to 3.77% in the current three-month period, from 3.72% in the three-month period a year ago.

Loan discount accretion and deposit premium amortization related to the Company’s August 2014 acquisition of Peoples Bank of the Ozarks (Peoples), the June 2017 acquisition of Capaha Bank (Capaha), the February 2018 acquisition of Southern Missouri Bank of Marshfield (SMB-Marshfield), and the Gideon Acquisition resulted in an additional $615,000 in net interest income for the three-month period ended June 30, 2019, as compared to $358,000 in net interest income for the same period a year ago. Discount accretion from the Gideon Acquisition had no comparable item in the same period a year ago. Combined, these components of net interest income contributed 12 basis points to net interest margin in the three-month period ended June 30, 2019, as compared to a contribution of eight basis points for the same period of the prior fiscal year. For the linked quarter, ended March 31, 2019, when net interest margin was 3.73%, comparable discount accretion contributed 13 basis points to the net interest margin. Over the longer term, the Company expects this component of net interest income to decline, although to the extent that we have periodic resolutions of specific credit impaired loans, this may create volatility in this component of net interest income.

The provision for loan losses for the three-month period ended June 30, 2019, was $546,000, as compared to $987,000 in the same period of the prior fiscal year. Decreased provisioning was attributed primarily to continued low levels of net charge offs, comparatively slower loan growth in the current period, and a stable outlook regarding the credit quality of the Company’s legacy loan portfolio. As a percentage of average loans outstanding, the provision for loan losses in the current three-month period represented a charge of 0.12% (annualized), while the Company recorded net charge offs during the period of 0.02% (annualized). During the same period of the prior fiscal year, the provision for loan losses as a percentage of average loans outstanding represented a charge of 0.26% (annualized), while the Company recorded net charge offs of 0.01% (annualized).

The Company’s noninterest income, for the three-month period ended June 30, 2019, was $3.7 million, an increase of $187,000, or 5.3%, as compared to the same period of the prior fiscal year. Results for the prior year period included gains on the sale of AFS securities of $43,000, with no comparable gains in the current period. Increases in deposit account service charges, bank card interchange income, and gains realized on sales of residential loans originated for sale into the secondary market were partially offset by decreases in mortgage servicing income, as a result of a charge to reduce the carrying value of mortgage servicing rights, as lower market interest rates increased prepayment projections.

Noninterest expense for the three-month period ended June 30, 2019, was $12.8 million, an increase of $1.5 million, or 13.3%, as compared to the same period of the prior fiscal year. The increase was attributable primarily to increases in compensation and benefits, occupancy expenses, bank card network expense, and deposit insurance premiums. Noninterest expense items were generally increased as a result of additional staff, facilities, and transactions following the Gideon Acquisition. After recording $149,000 in charges related to merger and acquisition activity in the same quarter a year ago, there were no comparable expenses in the current period. The Company realized a reduced off-balance sheet credit exposure, resulting in a recovery of $46,000 in the current period, as compared to a $162,000 recovery in the year ago period. The efficiency ratio for the three-month period ended June 30, 2019, was 56.2%, as compared to 58.1% in the same period of the prior fiscal year.

The income tax provision for the three-month period ended June 30, 2019, was $1.9 million, an increase of $294,000, or 18.9%, as compared to the same period of the prior fiscal year, attributable primarily to higher pre-tax income, partially offset by a decrease in the effective tax rate, to 19.7%, as compared to 21.7% in the year-ago period. The lower effective tax rate was attributed to the December 2017 enactment of a reduction in the federal corporate income tax rate, the benefits of which were not fully realized by the Company until the tax and fiscal year beginning July 1, 2018, at which point the annual effective tax rate to which the Company was administratively subject declined from 28.1% to 21.0%.

Forward-Looking Information:

Except for the historical information contained herein, the matters discussed in this press release may be deemed to be forward-looking statements that are subject to known and unknown risks, uncertainties, and other factors that could cause the actual results to differ materially from the forward-looking statements, including: expected cost savings, synergies and other benefits from our merger and acquisition activities might not be realized to the extent anticipated, within the anticipated time frames, or at all, and costs or difficulties relating to integration matters, including but not limited to customer and employee retention, might be greater than expected; the strength of the United States economy in general and the strength of the local economies in which we conduct operations; fluctuations in interest rates and in real estate values; monetary and fiscal policies of the FRB and the U.S. Government and other governmental initiatives affecting the financial services industry; the risks of lending and investing activities, including changes in the level and direction of loan delinquencies and write-offs and changes in estimates of the adequacy of the allowance for loan losses; our ability to access cost-effective funding; the timely development of and acceptance of our new products and services and the perceived overall value of these products and services by users, including the features, pricing and quality compared to competitors' products and services; fluctuations in real estate values and both residential and commercial real estate markets, as well as agricultural business conditions; demand for loans and deposits; legislative or regulatory changes that adversely affect our business; changes in accounting principles, policies, or guidelines; results of regulatory examinations, including the possibility that a regulator may, among other things, require an increase in our reserve for loan losses or write-down of assets; the impact of technological changes; and our success at managing the risks involved in the foregoing. Any forward-looking statements are based upon management’s beliefs and assumptions at the time they are made. We undertake no obligation to publicly update or revise any forward-looking statements or to update the reasons why actual results could differ from those contained in such statements, whether as a result of new information, future events or otherwise. In light of these risks, uncertainties and assumptions, the forward-looking statements discussed might not occur, and you should not put undue reliance on any forward-looking statements.

Southern Missouri Bancorp, Inc.
UNAUDITED CONDENSED CONSOLIDATED FINANCIAL INFORMATION

Summary Balance Sheet Data as of:	June 30,	Mar. 31,	Dec. 31,	Sep. 30,	June 30,
(dollars in thousands, except per share data)	2019	2019	2018	2018	2018

Cash equivalents and time deposits	$36,369	$32,353	$40,095	$24,086	$28,279
Available for sale securities	165,535	161,510	197,872	144,625	146,325
FHLB/FRB membership stock	9,583	9,216	12,905	11,007	9,227
Loans receivable, gross	1,866,308	1,842,883	1,820,500	1,642,946	1,581,594
Allowance for loan losses	19,903	19,434	19,023	18,790	18,214
Loans receivable, net	1,846,405	1,823,449	1,801,477	1,624,156	1,563,380
Bank-owned life insurance	38,337	38,086	37,845	37,794	37,547
Intangible assets	23,328	23,991	24,429	19,634	19,996
Premises and equipment	62,727	62,508	62,253	54,669	54,832
Other assets	32,118	25,334	29,403	27,657	26,529
Total assets	$2,214,402	$2,176,447	$2,206,279	$1,943,628	$1,886,115

Interest-bearing deposits	$1,674,806	$1,649,830	$1,556,051	$1,392,006	$1,376,385
Noninterest-bearing deposits	218,889	224,284	239,955	199,120	203,517
Securities sold under agreements to repurchase	4,376	4,703	4,425	3,631	3,267
FHLB advances	44,908	38,388	155,765	118,307	76,652
Note payable	3,000	3,000	3,000	3,000	3,000
Other liabilities	14,988	9,845	8,060	6,533	7,655
Subordinated debt	15,043	15,018	14,994	14,969	14,945
Total liabilities	1,976,010	1,945,068	1,982,250	1,737,566	1,685,421

Common stockholders' equity	238,392	231,379	224,029	206,062	200,694
Total stockholders' equity	238,392	231,379	224,029	206,062	200,694

Total liabilities and stockholders' equity	$2,214,402	$2,176,447	$2,206,279	$1,943,628	$1,886,115

Equity to assets ratio	10.77%	10.63%	10.15%	10.60%	10.64%

Common shares outstanding	9,289,308	9,324,659	9,313,109	8,995,884	8,996,584
Less: Restricted common shares not vested	28,250	28,250	23,050	27,200	28,700
Common shares for book value determination	9,261,058	9,296,409	9,290,059	8,968,684	8,967,884

Book value per common share	$25.74	$24.89	$24.11	$22.98	$22.38
Closing market price	34.83	30.80	33.90	37.27	39.02

Nonperforming asset data as of:	June 30,	Mar. 31,	Dec. 31,	Sep. 30,	June 30,
(dollars in thousands)	2019	2019	2018	2018	2018

Nonaccrual loans	$21,013	$22,690	$20,453	$7,557	$9,172
Accruing loans 90 days or more past due	-	-	-	-	-
Total nonperforming loans	21,013	22,690	20,453	7,557	9,172
Other real estate owned (OREO)	3,723	3,617	3,894	4,926	3,874
Personal property repossessed	29	2	54	51	50
Total nonperforming assets	$24,765	$26,309	$24,401	$12,534	$13,096

Total nonperforming assets to total assets	1.12%	1.21%	1.11%	0.64%	0.69%
Total nonperforming loans to gross loans	1.13%	1.23%	1.12%	0.46%	0.58%
Allowance for loan losses to nonperforming loans	94.72%	85.65%	93.01%	248.64%	198.58%
Allowance for loan losses to gross loans	1.07%	1.05%	1.04%	1.14%	1.15%

Performing troubled debt restructurings (1)	$13,289	$17,577	$13,148	$11,168	$11,685

(1) Nonperforming troubled debt restructurings are included with nonaccrual loans or accruing loans 90 days or more past due.

	For the three-month period ended
Quarterly Average Balance Sheet Data:	June 30,	Mar. 31,	Dec. 31,	Sep. 30,	June 30,
(dollars in thousands)	2019	2019	2018	2018	2018

Interest-bearing cash equivalents	$6,079	$3,544	$4,020	$3,196	$4,316
Available for sale securities and membership stock	174,063	183,717	199,885	161,552	158,765
Loans receivable, gross	1,833,344	1,803,070	1,744,153	1,585,741	1,547,635
Total interest-earning assets	2,013,486	1,990,331	1,948,058	1,750,489	1,710,716
Other assets	185,403	189,503	164,815	150,038	152,200
Total assets	$2,198,889	$2,179,834	$2,112,873	$1,900,527	$1,862,916

Interest-bearing deposits	$1,652,831	$1,621,580	$1,493,333	$1,363,570	$1,375,333
Securities sold under agreements to repurchase	4,463	4,267	3,573	3,649	3,802
FHLB advances	51,304	67,091	146,010	105,081	60,246
Note payable	3,000	3,000	3,957	3,000	3,000
Subordinated debt	15,031	15,006	14,982	14,957	14,933
Total interest-bearing liabilities	1,726,629	1,710,944	1,661,855	1,490,257	1,457,314
Noninterest-bearing deposits	224,932	233,296	226,559	198,140	196,476
Other noninterest-bearing liabilities	12,548	7,994	9,816	8,696	10,711
Total liabilities	1,964,109	1,952,234	1,898,230	1,697,093	1,664,501

Common stockholders' equity	234,780	227,600	214,643	203,434	198,415
Total stockholders' equity	234,780	227,600	214,643	203,434	198,415

Total liabilities and stockholders' equity	$2,198,889	$2,179,834	$2,112,873	$1,900,527	$1,862,916

	For the three-month period ended
Quarterly Summary Income Statement Data:	June 30,	Mar. 31,	Dec. 31,	Sep. 30,	June 30,
(dollars in thousands, except per share data)	2019	2019	2018	2018	2018

Interest income:
Cash equivalents	$38	$28	$35	$25	$26
Available for sale securities and membership stock	1,220	1,320	1,387	1,101	1,028
Loans receivable	24,789	23,838	22,785	20,916	19,093
Total interest income	26,047	25,186	24,207	22,042	20,147
Interest expense:
Deposits	6,422	5,851	4,925	4,009	3,656
Securities sold under agreements to repurchase	10	10	8	8	8
FHLB advances	352	495	932	599	332
Note payable	38	37	48	35	33
Subordinated debt	232	239	226	224	215
Total interest expense	7,054	6,632	6,139	4,875	4,244
Net interest income	18,993	18,554	18,068	17,167	15,903
Provision for loan losses	546	491	314	682	987
Securities gains	-	244	-	-	43
Other noninterest income	3,741	3,702	4,054	3,430	3,511
Noninterest expense	12,778	13,190	12,552	11,449	11,275
Income taxes	1,853	1,725	1,802	1,666	1,559
Net income available to common stockholders	$7,557	$7,094	$7,454	$6,800	$5,636

Basic earnings per common share	$0.81	$0.76	$0.82	$0.76	$0.63
Diluted earnings per common share	0.81	0.76	0.81	0.76	0.63
Dividends per common share	0.13	0.13	0.13	0.13	0.11
Average common shares outstanding:
Basic	9,316,000	9,323,000	9,137,000	8,996,000	8,995,000
Diluted	9,328,000	9,331,000	9,149,000	9,006,000	9,006,000

Return on average assets	1.37%	1.30%	1.41%	1.43%	1.21%
Return on average common stockholders' equity	12.9%	12.5%	13.9%	13.4%	11.4%

Net interest margin	3.77%	3.73%	3.71%	3.92%	3.72%
Net interest spread	3.54%	3.51%	3.49%	3.73%	3.55%

Efficiency ratio	56.2%	59.3%	56.7%	55.6%	58.1%